Exhibit 10.2

BARNES GROUP INC.

RETIREMENT BENEFIT EQUALIZATION PLAN

as amended and restated effective January 1, 2009

PREAMBLE

Barnes Group Inc. has been maintaining the Retirement Benefit Equalization Plan (the “RBEP” or “Plan”) and hereby amends and restates the RBEP effective January 1, 2009.

In general, this amended and restated Plan applies effective January 1, 2009 to benefits accrued both before and after that date, without regard to any ability to treat certain benefits as “grandfathered” from the effect of Section 409A of the Internal Revenue Code. Notwithstanding the preceding sentence, the provisions of this Plan document (i.e., as amended effective January 1, 2009) applicable to the computation of benefits, to the commencement date of such benefits, to the time and form of payment, and to the selection of an optional form and a contingent annuitant or beneficiary, as well as any other provisions of this Plan document that are impossible or impracticable to apply to benefits already in pay status, shall not apply to benefits in pay status prior to January 1, 2009, to the extent such provisions are not required to apply pursuant to guidance prescribed by the Treasury Department under Section 409A of the Internal Revenue Code (including, but not limited to, section XII.F of the preamble to the final regulations under such Section 409A and section 3.02 of Notice 2007-86); rather, the applicable terms of the Plan in effect prior to January 1, 2009, as modified or supplemented (if at all) by any written individual agreement with a participant in accordance with Section 409A of the Internal Revenue Code and Treasury Department guidance thereunder, construed and supplemented as necessary in accordance with the applicable provisions of Section 409A of the Internal Revenue Code and Treasury Department guidance thereunder, shall apply to such benefits. To the extent permissible under applicable provisions of Section 409A of the Internal Revenue Code and Treasury Department guidance thereunder, this paragraph also shall apply to benefits not yet in pay status prior to January 1, 2009 but with respect to which all events necessary to receive the payment have occurred before January 1, 2009.

SECTION 1

DEFINITIONS

The words and phrases defined hereinafter shall have the following meaning unless a different meaning is clearly required by the context of the Plan.

1.1 “Benefits Committee” shall mean the Benefits Committee appointed by the Board or its successor.

1.2 “Board” shall mean the Board of Directors of Barnes Group Inc., or its successor.

1.3 “Code” shall mean the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

1.4 “Committee” shall mean the Compensation and Management Development Committee of the Board or its successor.

1.5 “Company” shall mean Barnes Group Inc. and each subsidiary and affiliated corporation that has adopted the Plan for the benefit of one or more employees.

1.6 “Plan” shall mean the Barnes Group Inc. Retirement Benefit Equalization Plan, as amended and set forth herein or in any amendment hereto.

1.7 “Separation from Service” shall mean a “separation from service” from the Company and all corporations and other trades or businesses aggregated with the Company, as determined under rules set forth in Treasury Regulation section 1.409A-1(h), as in effect from time to time, or a successor thereto. If there is a question as to whether a Participant’s employment has been terminated or his or her employment relationship remains intact on account of the types of absences described in (a), (b), and (c) below, the following rules (to be interpreted consistent with Treasury Regulation section 1.409A-1(h)) shall apply:

(a) The employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(b) For purposes of this Section 1.7, a leave of absence constitutes a “bona fide” leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.

(c) Notwithstanding the foregoing, where (i) a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, and (ii) such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period described in paragraph (a) hereof, regardless of whether the Participant retains a contractual right to reemployment, unless the employment relationship is otherwise terminated by the Company or the Participant.

1.8 “Specified Employee” shall mean a “Specified Employee” within the meaning of Treasury Regulation section 1.409A-1(i) as in effect from time to time, as determined in accordance with Section 7 below.

1.9 “Spouse” shall mean the individual to whom the Participant is legally married by civil or religious ceremony under the laws of the state in which the Participant is legally domiciled on the date the determination of whether there is a Spouse is being made. After a Participant’s death, his “Spouse” shall be the individual, if any, who met these criteria as of the date of the Participant’s death.

1.10 “SRIP” shall mean the Barnes Group Inc. Salaried Retirement Income Plan as amended and in effect from time to time, a pension plan which is intended to satisfy the requirements for qualification under Section 401(a) of the Code.

SECTION 2

PURPOSE OF PLAN

2.1 Purpose. The purpose of the Plan is to provide selected executives of the Company who participate in the SRIP and who cannot receive certain benefits under the SRIP due to Code Section 401(a)(17) and 415 limitations with benefits that will approximate the difference between benefits that would be paid under the SRIP, but for such limitations, and the benefits that are payable under the SRIP, taking such limitations into account. The Plan pays benefits only in the event of a Participant’s Separation from Service (as defined herein) or death, in both cases subject to the more specific provisions of the Plan that follow this Section 2. Plan benefits shall be payable out of the general assets of the Company. Notwithstanding the foregoing, in the discretion of the Committee, the Company may enter into one or more grantor trusts (sometimes known as “rabbi trusts”) for the purpose of financing part or all of its obligations under the Plan.

SECTION 3

PARTICIPATION

3.1 Designation by Committee. The Committee shall have the sole and exclusive right to designate who receives or will receive benefits under this Plan, using the minimum criteria set forth in Section 3.2 below as the Committee’s starting point, with any individual who receives or is expected by the Committee to receive benefits under this Plan considered a “Participant.”

3.2 Minimum Criteria. The minimum criteria for receipt of benefits under this Plan shall be that an employee of the Company (a) participates or has participated in the SRIP; and (b) is receiving or will receive benefits under the SRIP that are limited by reason of Section 401(a)(17) and/or Section 415 of the Internal Revenue Code. Notwithstanding the foregoing, if an employee who has been considered a Participant in this Plan also participates in the Company’s Supplemental Senior Officer Retirement Plan (“SSORP”) and satisfies the age and service conditions to receive a benefit under the SSORP (subject to Section 8.8 thereof), he shall, as of the time of satisfaction of such conditions, no longer be considered a Participant in this Plan.

SECTION 4

BENEFIT COMMENCEMENT DATES; AMOUNT OF BENEFIT

4.1 Separation from Service before Age 55. Subject to Section 7.1, a Participant who has a Separation from Service prior to his or her 55th birthday (other than by death) shall be entitled to a benefit payable as of the first day of the month following the Participant’s 55th birthday (the “Benefit Commencement Date”), which benefit shall actually commence on a date within the 90-day period beginning on the Participant’s Benefit Commencement Date.

4.2 Separation from Service On or After Age 55. Subject to Section 7.1, a Participant who has a Separation from Service on or after his or her 55th birthday (other than by death) shall be entitled to a benefit payable as of the first day of the month following the date of the Participant’s Separation from Service (the “Benefit Commencement Date”) which benefit shall actually commence on a date within the 90-day period beginning on the Participant’s Benefit Commencement Date. Notwithstanding the foregoing provisions of Section 4.1 and 4.2 and any other provisions of this Plan, the benefit payable to a Participant who, on January 1 2009, was (a) a former employee of the Company entitled to benefits under this Plan but not yet in receipt of such benefits and (b) at least age 55 shall be paid in a lump sum, equal to the present value of the Participant’s annuity benefit as of January 1, 2009 (as determined by the Company’s actuary) and payable within the 90-day period beginning on January 1, 2009.

4.3 Amount of Benefit. The monthly benefit payable to a Participant under this Section 4 by reason of the Participant’s Separation from Service shall be determined as follows:

Step 1. Compute (a) the monthly benefit that would be payable under the SRIP as of the Benefit Commencement Date, assuming it is computed as a single life annuity commencing on that date and without regard to Section 401(a)(17) and Section 415 of the Internal Revenue Code, minus (b) the monthly benefit that would be payable under the SRIP as of the same date, assuming it is computed as a single life annuity commencing on that date and with regard to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Notwithstanding the foregoing, once a Participant’s Separation from Service (as defined under this Plan) has occurred, no further accruals under the SRIP shall be taken into account when computing the amounts in (a) and (b) hereof. For purposes of determining the SRIP benefit in this Step 1, any pre-retirement survivor annuity charge applicable under the terms of the SRIP document shall be disregarded.

Step 2. If a Participant has elected an optional form of payment pursuant to Section 5 hereof, convert the benefit computed as a single life annuity under Step 1 to its actuarial equivalent using the assumptions or factors applicable to such optional form under the SRIP.

SECTION 5

NORMAL AND OPTIONAL FORMS OF PAYMENT

5.1 Normal Form of Payment. The normal form of payment under this Plan for a Participant entitled to a benefit under Section 4 is a single life annuity: a benefit payable monthly for the lifetime of the Participant, with the first payment to be due on the Benefit Commencement Date specified in Section 4 (but subject to Section 7.1) and the last payment to be due on the first day of the calendar month in which death occurs. Consistent with Section 7.1, any payment due for a month prior to the month in which benefits actually commence shall be paid when benefits actually commence, with no adjustment for interest.

5.2 Optional Forms of Payment. In lieu of the normal form of payment, a Participant may elect to receive his or her benefit in one of the following optional forms, subject to the provisions of this Section 5:

(a) Joint and contingent annuity, which is a benefit payable monthly for the lifetime of the Participant with a benefit equal to 25%, 50%, 75%, or 100% (as selected by the Participant) of such benefit payable monthly to the Contingent Annuitant, commencing after the death of the Participant, for the lifetime of the Contingent Annuitant.

(b) Ten year certain and continuous annuity, which is a benefit payable monthly for the lifetime of the Participant and, in the event of the Participant’s death prior to receiving 120 monthly payments, payable monthly to a named Beneficiary until the Participant and Beneficiary together have received 120 monthly payments. If both the Participant and the Beneficiary die before 120 payments have been made, payments shall be made to the Participant’s estate until a total of 120 monthly payments have been made.

A Participant’s election of an optional form generally shall be effective only if made by the close of the 30-day period beginning on the Participant’s Benefit Commencement Date; provided, however, that the Committee may prescribe another period for electing an optional form. In the event that a Participant elects a joint and contingent annuity and the Contingent Annuitant designated by the Participant dies prior to the time benefits actually commence (with regard to Section 7.1), the election of the optional form of payment shall be disregarded. In the event that a Participant elects a Ten Year Certain and Continuous Annuity and the Beneficiary designated by the Participant dies prior to the time benefits actually commence (with regard to Section 7.1), the Participant shall designate a new Beneficiary. Notwithstanding the foregoing, in the event of the death of a Contingent Annuitant or Beneficiary under the circumstances described herein, the Committee may, in accordance with rules prescribed by it, permit the Participant to make another election of an optional form. Election of optional forms of payments shall be filed by the Participant with the Benefits Committee or its designee on a form approved by the Benefits Committee.

5.3 Actuarial Equivalent. Except to the extent otherwise specifically provided herein, the amount of any optional form of payment payable under this Section 5 shall be the actuarial equivalent of the single life annuity. Actuarial equivalence shall be determined using the factors specified in the SRIP as of the date that an election of an optional form of payment is made. Notwithstanding the foregoing, the normal and optional forms of payment shall be actuarially equivalent within the standards set forth in Treasury Regulation section 1.409A-2(b), with the Company’s actuary making any adjustments to the factors specified in the SRIP or other adjustments as may be necessary to satisfy such standards.

5.4 Designation of Contingent Annuitant, Beneficiary. A Participant may designate a Contingent Annuitant or Beneficiary or change any prior designation by giving written notice to the Benefits Committee within the election period described in Section 5.2; provided, however, that all designations of Contingent Annuitants or Beneficiaries are subject to the approval of the Benefits Committee. When necessary because, for example, no properly designated Beneficiary survives the Participant and a payment is due to a Beneficiary (under the ten year certain and continuous annuity option), the Benefits Committee shall apply default rules determined by the Benefits Committee, in is sole discretion, but generally following a priority list of living persons in the following order: Spouse, children, parents, brothers and sisters, estate. Although the rules of the Benefits Committee may permit a Participant to designate one or more alternative Beneficiaries (for example, an individual who shall become a Participant’s Beneficiary in case the Participant’s first choice of a Beneficiary dies before benefits become payable), a Participant may not designate persons who shall jointly receive benefits as Beneficiaries (for example, the designation of two or more children to jointly receive benefits as Beneficiaries is prohibited). Subject to the approval of the Benefits Committee as provided above, a Participant may designate a trust as a Beneficiary.

5.5 Lump Sum Cashout. Notwithstanding the foregoing or any other provisions of the Plan, in the discretion of the Committee, a lump sum may be paid to a Participant within 90 days of the Participant’s Benefit Commencement Date (subject to Section 7.1) in satisfaction of his or her interest under the Plan if the value thereof as of the Participant’s Benefit Commencement Date does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code and the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, program, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation section 1.409A-1(c)(2). The Committee shall document its decision to make a lump sum payment hereunder on or before the date of the payment.

SECTION 6

DEATH BENEFITS

6.1 Entitlement to the Benefit. If a Participant dies after becoming eligible for a benefit under the SRIP but prior to the date any benefits under this Plan have actually commenced, the Participant’s Spouse shall be eligible to receive a monthly lifetime benefit payable as of the day that was or would have been the Participant’s Benefit Commencement Date (and actually commencing within the 90-day period beginning on such date), had his or her date of death been the date the Participant had a Separation from Service.

6.2 Amount of the Benefit. The benefit shall be equal to the amount that would have been payable to the Spouse under this Plan under a 50% joint and contingent annuity option if the Participant had begun to receive benefits in that form as of his or her Benefit Commencement Date and died the next day.

SECTION 7

SECTION 409A PROVISIONS

7.1 Six-Month Delay Rule. Notwithstanding any provision of this Plan to the contrary, (a) no “distributions” (within the meaning of Treasury Regulation section 1.409A-1(c)(3)(v)) of deferred compensation that is subject to Section 409A of the Code may be made pursuant to this Plan to a Specified Employee due to a Separation from Service before the date that is six months after the date of such Specified Employee’s Separation from Service; and (b) any distribution that, but for the preceding clause (a), would be made before the date that is six months after the date of the Specified Employee’s Separation from Service shall be paid on the first day of the seventh month following the date of his or her Separation from Service. For the avoidance of doubt, the preceding sentence shall apply to any amount (and only to any amount) to be paid pursuant to this Plan to which Code Section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and shall not apply to any amount or benefit to be paid or provided pursuant to this Plan if and to the extent that such amount or benefit is not subject to Section 409A of the Code for any reason, including, without limitation, Treasury Regulation section 1.409A-1(a)(5) (relating to welfare benefit plans), Treasury Regulation section 1.409A-1(b)(4) (relating to short-term deferrals), Treasury Regulation section 1.409A-1(b)(9) (relating to separation pay plans), or the “grandfather” rules incorporated in Treasury Regulation section 1.409A-6(a).

7.2 Specified Employees. If at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31, a person who participates in or has any legally binding right, contingent or otherwise, under this Plan (a “Plan Participant”) is in Salary Grade 20 or above or meets the requirements of Code section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code section 416(i)(5)), then the Plan Participant shall be treated as a Specified Employee for purposes of Section 6.1 above for the entire 12-month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board or the Committee at any time prescribes a different method of identifying service providers who will be subject to the six month delay required by Section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”) in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Election”), in which case whether the Participant shall be treated as a Specified Employee shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board or Committee. By participating or continuing to participate in this Plan or accepting any legally binding right under this Plan, each Participant irrevocably (a) consents to any such Different Identification Method that the Board or Committee may prescribe at any time and any such Different Election that the Board or Committee may make at any time for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this Plan, and (b) agrees that the Participant’s consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (c) waives any right he or she may have to consent to the Different Identification Method or Different Election in question if for any reason the Participant’s consent to such Different Identification Method or Different Election is not legally effective.

7.3 Installments Rule. If any Participant or beneficiary has any right under this Plan to “a series of installment payments that is not a life annuity” (within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii)), then such right shall be treated as a right to a series of separate payments within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii).

7.4 General 409A Provisions. Any compensation that may be paid or provided pursuant to this Plan is intended to qualify for an exclusion from Section 409A of the Code or to comply with Section 409A of the Code, so that none of such compensation will be includible in any Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code. This Plan shall be administered, interpreted and construed to carry out such intention, and any provision of this Plan that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company and any other person or entity with any responsibility for the Plan (including, but not limited to, the Board) do not represent, warrant or guarantee that any compensation that may be paid or provided pursuant to this Plan will not be includible in a Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, nor do the Company and other persons and entities with any responsibility for the Plan make any other representation, warranty or guaranty to any Plan Participant as to the tax consequences of this Plan or of participation in this Plan. If, notwithstanding the foregoing, amounts are includible in a Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, the payment of benefits will be accelerated to the extent determined by the Committee and permitted by Treasury Regulation section 1.409A-3(j)(vii).

SECTION 8

ADMINISTRATION AND GENERAL PROVISIONS

8.1 Administration. The Committee shall have full power and authority to interpret and construe the terms of this Plan, and to administer it, and the Committee’s interpretations and construction thereof, and actions thereunder, including, but not limited to determining the amount or recipient of any benefits to be made therefrom, shall be binding and conclusive on all persons for all purposes. The Board, the Committee, the Benefits Committee, their individual members, and such persons’ agents and representatives of the Board shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to willful misconduct or lack of good faith.

8.2 Expenses of Administration. All expenses incurred in connection with the execution of this Plan and in carrying out the provisions hereof shall be paid by the Company.

8.3 Information from Participant. Each Participant shall furnish to the Company such information as the Company may reasonably request for purposes of the proper administration of the provisions of this Plan.

8.4 No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Company and a Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Participants, with or without cause. Any benefit payable under this Plan shall not be deemed salary, earnings, or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any qualified retirement plan or other arrangement of the Company for the benefit of its employees.

8.5 Restrictions on Alienation and Assignment. Neither a Participant or Spouse nor any Beneficiary or Contingent Annuitant shall have the right to assign, transfer, hypothecate, encumber, commute or anticipate any interest in any payments hereunder, and such payments shall not in any way be subject to any legal process to levy upon or attach the sum for payment of any such claim against the Participant, Spouse, Beneficiary, or Contingent Annuitant, provided, however, that nothing contained herein shall preclude a Participant from designating, in accordance with Section 5 and other terms of this Plan, a Beneficiary or Contingent Annuitant to receive benefits hereunder in the event of the Participant’s death.

8.6 Facility of Payment. If the Committee shall find, upon receipt of medical evidence or legal representations satisfactory to the Committee, that any Participant or other person to whom a benefit is payable is unable to care for such person’s affairs because of illness or accident, any payment due hereunder (unless a prior and valid claim therefor shall have been made by a duly appointed guardian, conservator or other legal representative) may be paid to such person’s spouse, child, parent or brother or sister, or to any person or persons determined by the Committee to have incurred expense for such Participant. Any payment shall be a complete discharge of all liability hereunder.

8.7 Failure to Claim Amounts Payable. In the event that any amount shall become payable hereunder to a person and, after written notice from the Company mailed to such person’s last known address as shown in the Company’s records and after diligent effort, the Company is unable to locate such person, the Company shall apply to a court of competent jurisdiction for direction as to the distribution of such amount.

8.8 Amendment and Termination. The Board reserves the right to amend and/or terminate the Plan at any time for whatever reasons it may deem appropriate (or for no reason), except that no such amendment or termination shall adversely affect the benefits payable to any person who has begun to receive benefits hereunder and no such amendment or termination may accelerate or defer the payment of compensation except as permitted by Section 409A of the Code.

8.9 Gender and Number. All the words and terms used herein, regardless of the number and gender in which they shall be used, shall be deemed to include any other number, singular and plural, and any other gender, masculine and feminine, as the context may require.

8.10 Law Applicable. This Plan shall be governed by the laws of the State of Connecticut to the extent not superseded by federal law.

8.11 Delegation of Authority. The Board, the Committee, and the Benefits Committee may delegate the responsibilities allocated to them under the terms of this Plan to others, including, but not limited to, a Board delegation to the Committee or the Benefits Committee, a Committee or Benefits Committee delegation to one or more members, and a delegation by the Board or one of the committees to Company employees. As long as the delegation is lawful, neither an employee nor any other person shall have the right to raise any questions relating to such delegation of authority and responsibility for interpreting, construing, and administering the Plan.

8.12 Releases. Any provision of this Plan to the contrary notwithstanding, each payment to a person hereunder shall be contingent on the person having executed and delivered to the Company, at such time and times in advance of the payment date as the Committee or its delegate may specify, any covenant agreement and release of claims that the Committee or its delegate may require, and on any such covenant and release of claims having become irrevocable by their terms in advance of the payment date. Without limiting the generality of the foregoing, the Committee or its delegate may require a covenant and release to be executed and delivered to the Company within a specified period of time following the Participant’s Separation from Service, and another release to be executed and delivered to the Company within a specified period of time following another event or date as the Committee or its delegate may specify. Amounts not paid hereunder due to a failure to execute any covenant or release required by the Committee shall be treated as forfeited.

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